NORTHWESTERN MUTUAL SERIES FUND, INC.

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

February 25, 2010

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Re:	Agreement to Waive Mason Street Advisors, LLC Investment Advisory Fees

  Relating to the Asset Allocation Portfolio

Gentlemen:

This letter constitutes an agreement between Mason Street Advisors, LLC (“MSA”) and Northwestern Mutual Series Fund, Inc. (“NMSF”) by and between each of the parties hereto regarding the Investment Advisory Fee for the Asset Allocation Portfolio (“Portfolio”). MSA agrees to waive, through April 30, 2011 (unless renewed by the parties hereto), its Investment Advisory Fee applicable to the Portfolio such that its management is as follows:

Assets	Fee

First $100 million	0.55%
$100 million - $250 million	0.45%
Over $250 million	0.35%

Very truly yours,

NORTHWESTERN MUTUAL SERIES FUND, INC.

By:	/s/ Kate Fleming
Name:	Kate M. Fleming
Title:	Vice President

Agreed to and accepted:

MASON STREET ADVISORS, LLC

By:	/s/ Patricia Van Kampen
Name:	Patricia Van Kampen
Title:	Vice President